Exhibit 99.2

bcgi ENTERS SOFTWARE LICENSE AGREEMENT WITH CONVERGYS CORPORATION

Convergys to License bcgi Real-Time Billing, Payment, Access Management

Software and Related Services

Bedford, MA; March 29, 2006 – bcgi (NASDAQ: BCGI), a principal provider of products and solutions that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs, today announced it has signed a multi-year software license agreement with leading billing, customer care and employee care provider Convergys Corporation (NYSE: CVG).

Under the terms of the agreement, Convergys will license a range of bcgi products, including Real-Time Billing, Payment Manager and Mobile Guardian®. This channel partnership is expected to extend the reach and appeal of bcgi’s products and services by effectively leveraging the combined distribution power of the two companies.

“The agreement we’ve entered into with Convergys, a global leader in billing services, is a great step in our efforts to broaden our distribution and continue expanding our customer base,” said E.Y. Snowden, bcgi president and CEO. “In addition to the benefits of our combined global distribution power are the establishment of leading-edge converged billing capabilities and an unmatched portfolio of products and services our channel partner can now offer.”

Convergys will license bcgi’s Real-Time Billing, which enables network-based prepaid and hybrid mobile service; Payment Manager, which helps operators broaden payment channels and reduce the complexity and cost of managing multiple payment partners; and Mobile Guardian, which provides operators with an end-to-end solution for blocking unwanted, unauthorized and harmful content and contact from mobile phones. By enabling true real-time control and payment, bcgi’s solutions will complement Convergys’s delivery of commercially-proven convergent billing and charging capabilities.

This channel partnership brings the distribution power of Convergys to the recently-launched bcgi Global Alliance Program. The Global Alliance Program provides a framework for bcgi and other mobile service vendors to develop complementary product and service agreements to create new innovative services for mobile operators and MVNOs.

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About bcgi

bcgi (NASDAQ: BCGI) delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payment and access management. For more information, visit www.bcgi.net.

Contacts:

bcgi

Stephanie Pachucki

781-904-5026

spachucki@bcgi.net